Exhibit 4.2
MOTIVE TECHNOLOGIES, INC. AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT
This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of May 20, 2025 by and among Motive Technologies, Inc., a Delaware corporation (the “Company”), each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder,” and any Additional Investor (as defined below) that becomes a party to this Agreement in accordance with Section 7.14 hereof.
RECITALS
WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), Series D Preferred Stock, par value $0.0001 per share (the “Series D Preferred Stock”), Series E Preferred Stock, par value $0.0001 per share (the “Series E Preferred Stock”), Series F Preferred Stock, par value $0.0001 per share (the “Series F Preferred Stock”, together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, the “Existing Preferred Stock”), and/or shares of Common Stock (as defined below) issued upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock, and possess registration rights, information rights, rights of first offer and other rights pursuant to that certain Amended and Restated Investors’ Rights Agreement dated as of May 4, 2022 by and among the Company, certain holders of Common Stock, and such Existing Investors (the “Prior Agreement”);
WHEREAS, certain of the Investors are parties to that certain Convertible Securities Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Purchase Agreement”) providing for the sale of convertible securities of the Company (the “Convertible Securities”), pursuant to which certain of the Investors may, under certain circumstances, exchange a certain number of their shares of Existing Preferred Stock for shares of the Company’s Series A Senior Preferred Stock (the “Series A Senior Preferred Stock”, together with the Series A Preferred Stock, the “Series A Preferred”), shares of the Company’s Series B Senior Preferred Stock (the “Series B Senior Preferred Stock”, together with the Series B Preferred Stock, the “Series B Preferred”), shares of the Company’s Series C Senior Preferred Stock (the “Series C Senior Preferred Stock”, together with the Series C Preferred Stock, the “Series C Preferred”), shares of the Company’s Series D Senior Preferred Stock (the “Series D Senior Preferred Stock”, together with the Series D Preferred Stock, the “Series D Preferred”), shares of the Company’s Series E Senior Preferred Stock (the “Series E Senior Preferred Stock”, together with the Series E Preferred Stock, the “Series E Preferred”), and shares of the Company’s Series F Senior Preferred Stock (the “Series F Senior Preferred Stock”, together with the Series F Preferred Stock, the “Series F Preferred”) (such exchange transactions being referred to collectively herein as the “Exchange”); and

WHEREAS, in connection with the Exchange, the Existing Investors and the Key Holders desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto hereby agree as follows:
1.    DEFINITIONS. For purposes of this Agreement:
“Affiliate” means, with respect to any specified Person, such Person’s principal or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person or such Person’s principal, including, without limitation, any stockholder, partner, member, officer, director or employee of such Person or such Person’s principal or any venture capital fund, private equity fund or other investment fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or advisory company with, such Person or such Person’s principal. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” shall mean the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, or (b) the power to elect or appoint at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person.
“Automatic Shelf Registration Statement” shall have the meaning given to that term in SEC Rule 405.
“business day” means a weekday on which banks are open for general banking business in San Francisco, California.
“C.S. Registrable Securities” means (i) from and after the conversion of the GO Convertible Securities (as defined below) into shares of capital stock of the Company, the Common Stock issuable or issued upon conversion of such shares of capital stock, and (ii) at any time before the conversion of the GO Convertible Securities (as defined below) into shares of capital stock of the Company, the Common Stock issued or issuable (directly or indirectly) on conversion of the GO Convertible Securities as if such conversion were an End Date Conversion (as defined in the GO Convertible Securities) as of the moment in time in which a right arises under this Agreement, notwithstanding that an End Date Conversion may not actually occur by the terms of the GO Convertible Securities until the End Date (as defined in the GO Convertible Securities), and for the avoidance of doubt, using the yield and Discount Factor that would be used assuming the End Date were the time such right arises and not the actual End Date.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means collectively, both the Class A Common Stock of the Company, $0.0001 par value per share, and Class B Common Stock of the Company, $0.0001 par value per share.
“Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)) in the business of the Company, but shall not include (i) any financial investment firm or collective investment vehicle solely by virtue of its ownership (and/or its Affiliates’ ownership) of an equity interest in any Competitor held solely for investment purposes, or (ii) GV 2013, L.P., GV 2015, L.P., GV 2017, L.P., or GV 2019, L.P., solely as a result of any affiliation between it and Alphabet Inc. (including any Affiliate of Alphabet Inc.).
“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, and any free-writing prospectus and any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company; (b) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (c) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.
“Demand Notice” means notice sent by the Company to the Holders specifying that a demand registration has been requested as provided in Section 3.1.1.
“Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.
“Deemed Liquidation Event” has the meaning set forth for such term in the certificate of incorporation of the Company most recently filed with the Delaware Secretary of State that contains such a definition, whether or not the holders of outstanding shares of Preferred Stock elect otherwise by written notice sent to the Company as provided in such definition.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Registration” means (a) a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to an equity incentive, stock option, stock purchase, or similar plan; (b) a registration relating to an SEC Rule 145 transaction; (c) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (d) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.
“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.
“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Free Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 under the Securities Act.
“GAAP” means generally accepted accounting principles in the United States.
“GO Convertible Securities” means those certain GO Convertible Securities issued by the Company to GO Convertible Securities Holders (as defined below) pursuant to the GO Convertible Securities Purchase Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“GO Convertible Securities Holder” means each Investor who holds any GO Convertible Securities.
“GO Convertible Securities Purchase Agreement” means that certain GO Convertible Securities Purchase Agreement dated April 5, 2019 by and among the Company and each GO Convertible Securities Holder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Holder” means any holder of Registrable Securities who is a party to this Agreement.
“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother- in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.
“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.
“Insight” means, collectively, the Investors Affiliated with Insight Venture Management, LLC.
“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.
“Key Holder Registrable Securities” means (a) the shares of Common Stock held by the Key Holders, and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of such shares.
“KP” means, Kleiner Perkins Select Fund II, LLC, for itself and as nominee for Kleiner Perkins Select Founders Fund II, LLC and Kleiner Perkins Select Friends Fund II, LLC.
“Major Investor” means any Investor that, individually or together with such Investor’s Affiliates, holds (a) at least 6,750,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) or (b) GO Convertible Securities of at least $50,000,000 in aggregate Initial Investment Amount (as defined in the GO Convertible Securities).
“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, Derivative Securities and any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for (in each case, directly or indirectly) such equity securities; provided however, that “New Securities” shall exclude: (a) Exempted Securities (as defined in the Restated Certificate); (b) shares of Common Stock issued in the IPO, a Qualified Direct Listing or a Qualified SPAC Transaction; (c) GO Convertible Securities; (d) Convertible Securities, (e) Exchange Shares (as defined in the Purchase Agreement), (f) any shares of capital stock of the Company issued upon conversion of the GO Convertible Securities; (g) any shares of capital stock of the Company issued upon conversion of the Convertible Securities; and (h) any private placement of securities effectuated concurrently with the consummation of a Qualified SPAC Transaction.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Personal Information” means the collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees of the Company and/or other third parties.
“Preferred Director” means any of the Series B Director, the Series C Director or the Series F Director.
“Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series A Senior Preferred Stock, Series B Senior Preferred Stock, Series C Senior Preferred Stock, Series D Senior Preferred Stock, Series E Senior Preferred Stock, and Series F Senior Preferred Stock.
“Pro Rata Amount” means, for each Major Investor, that portion of the New Securities identified in an Offer Notice which equals the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by such Major Investor bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other outstanding Derivative Securities).
“Qualified Direct Listing” shall have the meaning given to such term in the Restated Certificate. For the avoidance of doubt, a Qualified Direct Listing shall not be deemed to be an underwritten offering and shall not involve any underwriting services. Any and all mentions of an underwritten offering or underwriters contained herein shall not apply to a Qualified Direct Listing.
“Qualified SPAC Transaction” shall have the meaning given to such term in the Restated Certificate.
“Registrable Securities” means (a) the Common Stock issued and held, and issuable or issued upon conversion of shares of the Preferred Stock held by the Investors; (b) the Key Holder Registrable Securities, provided, however, that such Key Holder Registrable Securities shall not be deemed Registrable Securities and the Key Holders shall not be deemed Holders for the purposes of Sections 2.1, 2.2, 3.1, 3.10, 4 and 7.6; (c) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (a) and (b) above; and (d) C.S. Registrable Securities; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 7.1, and excluding for purposes of Section 3 any shares for which registration rights have terminated pursuant to Section 6.2 of this Agreement. Notwithstanding the foregoing, the Company shall in no event be obligated to register any Preferred Stock of the Company, and Holders of Registrable Securities will not be required to convert their Preferred Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates.
“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.
“Restated Certificate” means the Company’s Restated Certificate of Incorporation (as may be amended from time to time).
“Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 3.12.2 hereof.
“SEC” means the Securities and Exchange Commission.
“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.
“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 405” means Rule 405 promulgated by the SEC under the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 3.6.
“Selling Holder Counsel” means one counsel for the selling Holders.
“Senior Preferred Stock” means the Series A Senior Preferred Stock, Series B Senior Preferred Stock, Series C Senior Preferred Stock, Series D Senior Preferred Stock, Series E Senior Preferred Stock, and Series F Senior Preferred Stock.
“Series B Director” means any director of the Company that the holders of record of the Series B Preferred are entitled to elect pursuant to the Company’s Certificate of Incorporation.
“Series C Director” means any director of the Company that the holders of record of the Series C Preferred are entitled to elect pursuant to the Company’s Certificate of Incorporation.
“Series F Director” means any director of the Company that the holders of record of the Series F Preferred are entitled to elect pursuant to the Company’s Certificate of Incorporation.
“Standoff Period” means (a) in the event of an IPO, the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) and (b) in the event of a Qualified SPAC Transaction, the period commencing upon the consummation of a Qualified SPAC Transaction and ending on the date that is one hundred eighty (180) days after such consummation, subject to any earlier release provisions to be agreed to by the Company and the parent company acquiror in the Qualified SPAC Transaction.
“Voting Agreement” means that certain Amended and Restated Voting Agreement dated of even date hereof by and among the Company and the Investors and certain other stockholders.
2.    INFORMATION RIGHTS.
2.1    Delivery of Financial Statements.
2.1.1    Information to be Delivered. The Company shall deliver the following to each Major Investor, provided that the Board of Directors of the Company (the “Board”) has not reasonably determined that such Major Investor is a Competitor of the Company:
(a)    As soon as practicable, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all of which shall be audited by an independent registered public accounting firm of nationally recognized standing approved by the Board.
(b)    As soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, the Company shall deliver unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments, (ii) not contain all notes thereto that may be required in accordance with GAAP, and (iii) be based on the principles set forth in ASU 2009-13, Revenue Recognition (Topic 605) until such time as the Company fully adopts ASU 2014-09, Revenue from Contracts with Customers (Topic 606)).
(c)    Within thirty (30) days of the end of each calendar month the Company shall deliver (i) an unaudited balance sheet and (ii) an unaudited income statement for such month, either of which will be prepared in accordance with either the cash basis of accounting or GAAP (provided, that if such financial statements are prepared according to GAAP, they may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP), and a comparison of such figures with the Company’s financial plan for such month.
(d)    No more frequently than once per calendar quarter, as soon as practicable upon request by a Major Investor, but in any event within fifteen (15) days following such request, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and/or restricted stock units and stock options and/or restricted stock units not yet issued but reserved for issuance, if any, all in sufficient detail as to permit such Major Investor to calculate its respective percentage equity ownership in the Company.
(e)    As soon as practicable, but in any event within thirty (30) days after the end of each fiscal year the Company shall deliver, a budget and business plan for the next fiscal year, approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months (the “Budget”) and, promptly after prepared, any other budgets or revised budgets prepared by the Company.
(f)    The Company shall promptly deliver such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request.

(g)    Consolidation. If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to Section 2.1.1 shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.
2.1.2    Suspension or Termination. Notwithstanding anything else in this Section 2.1 to the contrary but subject to Section 6.1, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement for an IPO or Qualified Direct Listing or the announcement of a Qualified SPAC Transaction, in each case, if it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable efforts to cause such registration statement to become effective or to consummate such Qualified SPAC Transaction.
2.2    Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, and on such Major Investor’s written request, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 or Section 2.1.1(f) to provide access to or deliver any information that it reasonably and in good faith considers to be confidential information (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company, it being understood that Section 2.3 hereof shall be a form acceptable to the Company), constitutes a trade secret or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.
2.3    Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Section 2 unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.3 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any existing Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, any prospective partner, member or stockholder, or any former partners or members who retained an economic interest in such Investor, current partner or member of the partnership or limited liability company or any subsequent partnership or limited liability company under common investment management, limited partner, general partner or member of such Investor, or any prospective purchaser of such

Investor’s shares (or any employee or representative of any of the foregoing), but only if such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information in a manner no less protective than as set forth in this Section 2.3 (each of the foregoing persons, together with the persons described in clause (i) above, a “Permitted Disclosee”); or (iii) as may otherwise be required by law, rule, regulation or court or other governmental order, in each case if the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, any Investor that is an SEC-registered investment advisor or is managed by an SEC-registered investment advisor may disclose general information with respect to such Investor’s interests or position in the Company, including without limitation (x) the percentage ownership of the Company represented by such interests or position, (y) the current and historical fair market value of such interests or position, and (z) any rights or obligations of the Investor solely as a result of holding such interests or position, in connection with routine regulatory examinations by the SEC without liability hereunder and shall not be required to provide notice to any party in the course of any such routine regulatory examination. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 2.3, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities.
3.    REGISTRATION RIGHTS.
3.1    Demand Registration.
3.1.1    Form S-1 Demand. If at any time after the earlier of (a) five (5) years after the date of this Agreement or (b) one hundred eighty (180) days after the effective date of the registration statement for the IPO or a Qualified Direct Listing, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to any Registrable Securities then outstanding (and the Registrable Securities subject to such request have an anticipated aggregate offering price, net of Selling Expenses, of at least $25,000,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) use commercially reasonable efforts to as soon as practicable, and in any event within ninety (90) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days after the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.
3.1.2    Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from any Holder of the Registrable

Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (a) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (b) use commercially reasonable efforts to as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 3.1.3 and Section 3.3.
3.1.3    Delay. Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 3.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (a) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (b) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (c) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Holders is given; provided, however, that (i) the Company may not invoke this right more than once in any twelve (12) month period and (ii) the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.
3.1.4    Limitations. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.1: (a) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (b) after the Company has effected two (2) registrations pursuant to Section 3.1.1; or (c) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3.1.2. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 3.1.2: (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Section 3.1.2 within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 3.1.4 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and, except as otherwise set forth in Section 3.6, forfeit their right to one registration on Form S-1 or S-3, as applicable, pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.1.4.
3.2    Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders, including in connection with a Qualified Direct Listing) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 3.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 3.6.
3.3    Underwriting Requirements.
3.3.1    Inclusion. If, pursuant to Section 3.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company, subject only to the reasonable approval of the holders of a majority of Registrable Securities held by the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 3.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned or held by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities owned or held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.
3.3.2    Underwriter Cutback. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 3.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned or held by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (a) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, (b) the number of Registrable Securities included in the offering be reduced below 30% of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering, or (c) notwithstanding (b) above, any Registrable Securities which are not Key Holder Registrable Securities be excluded from such underwriting unless all Key Holder Registrable Securities are first excluded from such offering. For purposes of the provision in this Section 3.3.2 concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned or held by all Persons included in such “selling Holder,” as defined in this sentence.
3.3.3    Registration Not Effected. For purposes of Section 3.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 3.3.1, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

3.4    Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)    prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as practicable, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;
(b)    prepare and file with the SEC such amendments and supplements to such registration statement, the prospectus and, if required, any Free Writing Prospectus used in connection with such registration statement as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;
(c)    furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus and any Free Writing Prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;
(d)    use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(e)    in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(f)    use its reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g)    provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(h)    promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;
(i)    notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus or Free-Writing Prospectus forming a part of such registration statement has been filed;
(j)    after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus or Free-Writing Prospectus;
(k)    use its commercially reasonable efforts to obtain for the underwriters one or more “cold comfort” letters, dated the effective date of the related registration statement (and, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement), signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters;
(l)    use its commercially reasonable efforts to obtain for the underwriters on the date such securities are delivered to the underwriters for sale pursuant to such registration a legal opinion of the Company’s outside counsel with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature;
(m)    to the extent the Company is a well-known seasoned issuer (as defined in SEC Rule 405) at the time any request for registration is submitted to the Company in accordance with Section 3.1, if so requested, file an Automatic Shelf Registration Statement to effect such registration; and
(n)    if at any time when the Company is required to re-evaluate its well-known seasoned issuer status for purposes of an outstanding Automatic Shelf Registration Statement used to effect a request for registration in accordance with Section 3.1.2 the Company determines that it is not a well-known seasoned issuer and (i) the registration statement is required to be kept effective in accordance with this Agreement and (ii) the registration rights of the applicable Holders have not terminated, use commercially reasonable efforts to promptly amend the registration statement on a form the Company is then eligible to use or file a new registration statement on such form, and keep such registration statement effective in accordance with the requirements otherwise applicable under this Agreement.
3.5    Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.
3.6    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 3, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one Selling Holder Counsel, not to exceed $30,000, shall be borne and paid by the Company; provided, however, that
(a)    the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 3. 1.1 or Section 3.1.2, as the case may be, and (b) if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 3.1.1 or Section 3.1.2. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 3 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.
3.7    Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.
3.8    Indemnification. If any Registrable Securities are included in a registration statement under this Section 3:
3.8.1    Company Indemnification. To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 3.8.1 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, conditioned, or delayed nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.
3.8.2    Selling Holder Indemnification. To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that (a) the indemnity agreement contained in this Section 3.8.2 shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 3.8.2 and 3.8.4 exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.
3.8.3    Procedures. Promptly after receipt by an indemnified party under this Section 3.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.8, solely to the extent that such failure prejudices the indemnifying party’s ability to defend such action.
3.8.4    Contribution. To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 3.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 3.8 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 3.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that:
(i)    in any such case, (A) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement (net of any Selling Expenses paid by such Holder), and (B) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and
(ii)    in no event shall a Holder’s liability pursuant to this Section 3.8.4, when combined with the amounts paid or payable by such Holder pursuant to Section 3.8.2, exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder, except in the case of fraud or willful misconduct by such Holder.
3.8.5    Underwriting Agreement Controls. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

3.8.6    Survival. Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 3.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 3, and otherwise shall survive the termination of this Agreement.
3.9    Reports under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:
(a)    use commercially reasonable efforts to make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO or Qualified Direct Listing;
(b)    use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and
(c)    furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO or Qualified Direct Listing), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).
3.10    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration if such agreement (a) would allow such holder or prospective holder to include a portion of its securities in any “piggyback” registration if such inclusion could reduce the number of Registrable Securities that selling Holders could be entitled to include in such registration under Sections 3.2 and 3.3.2 hereof or (b) would allow such holder or prospective holder to initiate a demand for registration of any of its securities.

3.11    “Market Stand-off” Agreement. Each Holder hereby agrees that, during the Standoff Period, such Holder will not, without the prior written consent of the managing underwriter or the Company in the event of an IPO, or the parent company acquiror in the event of a Qualified SPAC Transaction,
(a)    lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock, held immediately before the effective date of the registration statement for such offering or the closing date of such Qualified SPAC Transaction, as the case may be; or
(b)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) above or this clause (b) is to be settled by delivery of Common Stock or other securities, in cash, or otherwise.
The foregoing provisions of this Section 3.11 shall apply only to the IPO or a Qualified SPAC Transaction and, in the case of the IPO shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall be applicable to the Holders only if all officers, directors, and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are similarly bound. For purposes of this Section 3.11, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates, or the parent company acquiror in a Qualified SPAC Transaction; provided, that in the case of a Qualified SPAC Transaction, references to “Common Stock” shall include the common stock of the parent company acquiror in the Qualified SPAC Transaction issued in respect of Common Stock outstanding as of immediately prior to the closing of such Qualified SPAC Transaction. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 3.11 and to impose stop transfer instructions with respect to such shares until the end of such period. The underwriters in connection with such registration (in the event of an IPO), and the parent company acquiror in the Qualified SPAC Transaction (in the event of a Qualified SPAC Transaction) are intended third-party beneficiaries of this Section 3.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration (in the event of an IPO), and the parent company acquiror in the Qualified SPAC Transaction (in the event of a Qualified SPAC Transaction) that are consistent with this Section 3.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Company stockholders that are subject to such agreements, based on the number of shares subject to such agreement, except that, notwithstanding the foregoing, the Company and the underwriters may, in their sole discretion, waive or terminate these restrictions with respect to a de minimis number of shares of

Common Stock, or if the Board determines that an individual is experiencing financial hardship and has no other reasonable available sources of liquidity.
3.12    Restrictions on Transfer.
3.12.1    Agreement Binding. The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. Prior to the termination of this Agreement, in order to assign any of the rights set forth herein, a transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. For the avoidance of doubt, the transfer restrictions set forth in this Section 3.12 are the only transfer restrictions that shall apply to shares of Preferred Stock, notwithstanding the Company’s Bylaws.
3.12.2    Legends. Each certificate or instrument representing (a) the Preferred Stock, (b) the Registrable Securities, and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 3.12.3) be stamped or otherwise imprinted with a legend substantially in the following form:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OR OTHER EVIDENCE IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.
The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 3.12.
3.12.3    Procedure. The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 3. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (i) in any transaction in compliance with SEC Rule 144 or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that, in the case of a transfer pursuant to this clause (ii), each transferee agrees in writing to be subject to the terms of this Section 3.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 3.12.2, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act. Until the IPO or Qualified Direct Listing or a Qualified SPAC Transaction, no Holder shall transfer any Restricted Securities to any person or entity that is determined to be a Competitor of the Company, in the good faith judgment of the Board.
4.    RIGHTS TO FUTURE STOCK ISSUANCES. Subject to the terms and conditions of this Section 4 and applicable securities laws, if the Company proposes to sell any New Securities, the Company shall offer to sell a portion of New Securities to each Major Investor as described in this Section 4. A Major Investor shall be entitled to apportion the right of first refusal hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate. The right of first refusal in this Section 4 shall not be applicable with respect to any Major Investor, if at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act.
4.1    Company Notice. The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (a) its bona fide intention to sell such New Securities, (b) the number of such New Securities to be sold and (c) the price and terms, if any, upon which it proposes to sell such New Securities.
4.2    Investor Right. By written notice (the “Investor Notice”) to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to such Major Investor’s Pro Rata Amount. In addition, each Major Investor that elects to purchase or acquire all of its Pro Rata Amount (each, a “Fully Exercising Investor”) may, in the Investor Notice, elect to purchase or acquire, in addition to its Pro Rata Amount, a portion of the New Securities, if any, for which other Major Investors were entitled to subscribe but that are not subscribed for by such Major Investors. The amount of such overallotment that each Fully Exercising Investor shall be entitled to purchase is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. A Major Investor’s election may be conditioned on the consummation of the transaction described in the Offer Notice. The closing of any sale pursuant to this Section 4.2 shall occur on the earlier of (a) one hundred and twenty (120) days after the date that the Offer Notice is given and (b) the date of initial sale of New Securities pursuant to Section 4.3, provided that to the extent governmental approval is required by law to be obtained by a Major Investor prior to the consummation of such transaction (including, without limitation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976), then such Major Investor’s obligation to consummate the transaction shall be conditioned upon the receipt of such governmental approval and the time periods set forth in the foregoing clauses (a) and (b) shall be tolled for the duration of any period in which such governmental approval is pending, subject to a maximum of 90 days.
4.3    Sale of Securities. If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.2, the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.2, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 4.3 shall apply mutatis mutandis to any equity securities (or any securities convertible into or exchangeable or exercisable for such equity securities) proposed to be issued by any subsidiary of the Company; provided, however, that such rights shall not be applicable to (a) de minimis amounts of equity securities issued by any subsidiary of the Company to third parties in order to satisfy an applicable resident stockholder, director stockholder or similar legal requirement, (b) issuances to the Company or another wholly-owned subsidiary of the Company or (c) equity securities issued pursuant to a joint venture or other bona fide strategic partnership entered into primarily for non-equity financing purposes.
5.    ADDITIONAL COVENANTS.
5.1    Insurance. The Company shall use commercially reasonable efforts to maintain Directors and Officers liability insurance from a financially sound and reputable insurer for a minimum amount equal to $1,000,000 until such time as the Board determines that such insurance should be discontinued. In the event of a merger or sale of the Company in which the Company is not the survivor, the Company will use commercially reasonable efforts to ensure that proper provisions shall be made so that the successor assumes the Company’s indemnification obligations to the members of the Board and/or that “tail” coverage for such obligations is put in place at the time of the sale.
5.2    Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement.
5.3    Employee Vesting. Unless otherwise approved by the Board of Directors, including at least one Preferred Director, all employees and consultants of the Company or its subsidiaries who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock, restricted stock unit or option agreements, as applicable, providing for (a) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service (or the date of grant in the case of a grant to an existing employee or consultant), and the remaining shares vesting in equal quarterly installments over the following twelve quarters, and (b) a customary market-standoff provision. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers in favor or the Company, which shall be assigned to the Major Investors pro rata if the Company elects not to exercise such right, until the Company’s IPO or Qualified Direct Listing or a Qualified SPAC Transaction and shall have the right to repurchase unvested shares at cost upon termination of employment or service of a holder of restricted stock.
5.4    Data Privacy. The Company shall use commercially reasonable efforts to implement and maintain physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information collected by it or on its behalf from and against unauthorized access, use and/or disclosure. The Company shall also use its commercially reasonable efforts to comply in all material respects with all laws relating to data loss, theft and breach of security notification obligations.
5.5    FCPA. The Company represents that it shall not (and shall not permit any of its subsidiaries or affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.
5.6    The Company shall use commercially reasonable efforts to obtain physical counterpart signatures from all then-current employees of ABS-Labs (Pvt.) Limited, to all applicable agreements between the Company (or any subsidiary of the Company) and such service provider, within 30 days following the commencement of the Rights Offering (as defined in the Purchase Agreement).
6.    TERMINATION.
6.1    Generally. The covenants set forth in Section 2.1, Section 2.2 and Section 4 shall terminate and be of no further force or effect upon the earliest to occur of: (a) immediately before the consummation of the IPO or a Qualified SPAC Transaction; (b) upon the effectiveness of a registration statement under the Securities Act in connection with a Qualified Direct Listing; (c) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act; or (d) upon the closing of a Deemed Liquidation Event.
6.2    Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.1 or Section 3.2 shall terminate upon the earliest to occur of: (a) after consummation of the IPO, when all of such Holder’s Registrable Securities could be sold without any restriction on volume or manner of sale in any three-month period under SEC Rule 144 or any successor; (b) upon the closing of a Deemed Liquidation Event; (c) the fifth (5th) anniversary of the Qualified IPO (as defined in the Restated Certificate); (d) the fifth (5th) anniversary of the Qualified Direct Listing; and (e) the consummation of a Qualified SPAC Transaction.
7.    GENERAL PROVISIONS.
7.1    Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (a) is an Affiliate, partner, member, limited partner, retired or former partner, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (b) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; (c) after such transfer, holds at least two percent (2%) of the shares of Registrable Securities (or if the transferring Holder owns less than two percent (2%) of the Registrable Securities, then all Registrable Securities held by the transferring Holder); (d) is a venture capital fund that is controlled by or under common control with one or more general partners or managing partners or managing members of, or shares the same management company with, the Holder; or (e) in the case of an assignment by a GO Convertible Securities Holder to a transferee of GO Convertible Securities, a transferee that is purchasing at least $20 million of the initial investment amount of such GO Convertible Securities Holder as set forth on Exhibit A to the GO Convertible Securities Purchase Agreement; provided, however, that (i) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (ii) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 3.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (A) that is an Affiliate, limited partner, retired or former partner, member, retired or former member, or stockholder of a Holder or such Holder’s Affiliate; (B) who is a Holder’s Immediate Family Member; or (C) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.
7.2    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
7.3    Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
7.4    Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.
7.5    Notices.
7.5.1    All notices, requests, and other communications given, made or delivered pursuant to this Agreement shall be in writing and shall be deemed effectively given, made or delivered upon the earlier of actual receipt or: (a) personal delivery to the party to be notified; (b) when sent, if sent by facsimile or by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such address or facsimile number as subsequently modified by written notice given in accordance with this Section 7.5. If notice is given to the Company, it shall be sent to 3500 South DuPont Hwy, Dover DE 19901, marked “Attention: General Counsel”; and a copy (which shall not constitute notice) shall also be sent to Cooley LLP, 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, Attn: Rachel B. Proffitt. If no facsimile number is listed on Schedule A for a party (or above in the case of the Company), notices and communications given or made by facsimile shall not be deemed effectively given to such party.
7.5.2    Each Investor and Key Holder consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s or Key Holder’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor and Key Holder agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.
7.6    Amendments and Waivers. This Agreement may only be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by the Company and (a) with respect to Sections 2 and 4 and any other provision of this Agreement to the extent such provision pertains to Section 2 or 4, the holders of a majority of the Registrable Securities then outstanding and held by the Major Investors or (b) with respect to any other provision of this Agreement, the holders of a majority of the Registrable Securities then outstanding; provided, that (i) the Company may in its sole discretion waive compliance with Section 3.12 (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 3.12 shall be deemed to be a waiver); (ii) any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party; (iii) the definitions of “C.S. Registrable Securities”, “GO Convertible Securities”, “GO Convertible Securities Holder”, “GO Convertible Securities Purchase Agreement”, clause (b) of the definition of “Major Investor”, clause (d) of the definition of “Registrable Securities,” Section 2.1, Section 2.2, Section 7.1(e), in each case solely as applicable to the GO Convertible Securities or holders thereof, and this clause (iii) of Section 7.6 may not be amended or waived without the consent of the Majority Holders (as defined in the GO Convertible Securities). Further, notwithstanding the foregoing, (x) this Agreement may not be amended, terminated and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders or any Investor hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of all Key Holders or Investors hereunder, as applicable, without also the written consent of the holders of a majority of the Registrable Securities held by the Key Holders, or such Investor, as applicable, and (y) consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (i) is not directly applicable to the rights of the Key Holders hereunder; or (ii) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto; provided, however, that the grant to third parties of piggyback registration rights under Section 3.2 hereof shall not be deemed to be an adverse change to the piggyback registration rights of the Key Holders under this Agreement and shall not require the consent of the Key Holders. Notwithstanding anything to the contrary in this Agreement, if the rights of Insight and/or KP under Section 4 of this Agreement are waived with respect to an offering of New Securities without the consent of such Major Investor, and any waiving Major Investor actually purchases any New Securities in such offering, then Insight and/or KP, as applicable, shall be permitted to purchase in such offering the same relative amount (based on the level of participation of the waiving Major Investor purchasing the largest portion of such waiving Major Investor’s pro rata share) of New Securities on a pro rata basis, in accordance with the other provisions (including notice and election periods) set forth in Section 4. Any amendment, termination, or waiver effected in accordance with this Section 7.6 shall be binding on each party hereto and all of such party’s successors and permitted assigns, regardless of whether or not any such party, successor or assignee entered into or approved such amendment, termination, or waiver. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.
7.7    Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.
7.8    Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.
7.9    Entire Agreement. This Agreement (including any Schedules and Exhibits hereto), together with the Restated Certificate, the Purchase Agreement and any transactions contemplated therein (including, without reservation, the Exchange), constitute the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and (as and if applicable) any management rights letter or similar agreement between the Company and any Investor holding Preferred Stock, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled and replaced with this Agreement. Upon the effectiveness of this Agreement, the Prior Agreement shall be superseded and replaced in its entirety by this Agreement and shall be of no further force or effect.

7.10    Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.
7.11    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
7.12    Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal or state courts located in the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal or state courts located in the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that a party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution based upon judgment or order of such court(s), that any suit, action or proceeding arising out of or based upon this Agreement commenced in the federal or state courts located in the Northern District of California is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Should any party commence a suit, action or other proceeding arising out of or based upon this Agreement in a forum other than the federal or state courts located in the Northern District of California, or should any party otherwise seek to transfer or dismiss such suit, action or proceeding from such court(s), that party shall indemnify and reimburse the other party for all legal costs and expenses incurred in enforcing this provision.
7.13    Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.
7.14    Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues Convertible Securities, after the date hereof pursuant to the Purchase Agreement, upon and in connection with the conversion of such Convertible Securities into Conversion Shares (as defined in the Convertible Securities) (“Additional Investors”), Additional Investors may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder, as applicable.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

MOTIVE TECHNOLOGIES, INC.

By: /s/ Shoaib Makani

Shoaib Makani

Title: Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

KEYHOLDER:

/s/ Shoaib Makani

Shoaib Makani

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

GREENOAKS CAPITAL MS LP – DIXON DOCKS SERIES

By:	Greenoaks Capital MS Management LLC - Dixon Dock Series, its General Partner

By: /s/ Benjamin Woodside Schrier

Benjamin Woodside Schrier

Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

GREENOAKS CAPITAL OPPORTUNITIES FUND II LP

By:	Greenoaks Capital (MTGP) II LP, its General Partner

By:	Greenoaks Capital (TTGP) II Ltd., its General Partner

By: /s/ Benjamin Woodside Schrier

Benjamin Woodside Schrier

Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

ACORN HEAVY INDUSTRIES CONDOR LLC

By: /s/ Benjamin Woodside Schrier

Benjamin Woodside Schrier

Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

KLEINER PERKINS SELECT FUND II, LLC FOR ITSELF AND AS NOMINEE FOR KLEINER PERKINS SELECT FOUNDERS FUND II, LLC KLEINER PERKINS SELECT FRIENDS FUND II, LLC

By:	Kleiner Perkins Select II Associates, LLC, its Managing Director

By: /s/ Susan Biglieri

Susan Biglieri

Title: Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSIGHT PARTNERS (CAYMAN) XII, L.P.

By:	Insight Associates XII, L.P., its general partner

By:	Insight Associates XII, Ltd., its general partner

By: /s/ Andrew Prodromos

Andrew Prodromos

Title: Authorized Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSIGHT PARTNERS XII, L.P.

By:	Insight Associates XII, L.P., its general partner

By:	Insight Associates XII, Ltd., its general partner

By: /s/ Andrew Prodromos

Andrew Prodromos

Title: Authorized Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSIGHT PART NERS XII (CO-INVESTORS), L.P.

By:	Insight Associates XII, L.P., its general partner

By:	Insight Associates XII, Ltd., its general partner

By: /s/ Andrew Prodromos

Andrew Prodromos

Title: Authorized Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSIGHT PART NERS XII (CO-INVESTORS) (B), L.P.

By:	Insight Associates XII, L.P., its general partner

By:	Insight Associates XII, Ltd., its general partner

By: /s/ Andrew Prodromos

Andrew Prodromos

Title: Authorized Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSIGHT PARTNERS (DELAWARE) XII, L.P.

By:	Insight Associates XII, L.P., its general partner

By:	Insight Associates XII, Ltd., its general partner

By: /s/ Andrew Prodromos

Andrew Prodromos

Title: Authorized Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSIGHT PARTNERS (EU) XII, S.C.Sp.

By:	Insight Associates (EU) XII, S.a.r.l., its general partner

By: /s/ Andrew Prodromos

Andrew Prodromos

Title: Authorized Officer

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

SCALE VENTURE PARTNERS V, L.P.

By: Scale Venture Management V, L.P., its general partner

By: Scale Venture Management V, LLC, its general partner

By: /s/ Alexander Niehenke

Alexander Niehenke

Title: Authorized Person

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

WiL FUND II, L.P., a Cayman Islands exempted limited partnership

By:	WiL GP II, L.P., a Cayman Islands exempted limited partnership, its General Partner

By:	WiL Management II Ltd., a Cayman Islands exempted company, its General Partner

By: /s/ Gen Isayama

Gen Isayama

Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC

By:	G2VP I Associates, LLC, its Managing Member

By: /s/ Ben Kortlang

Ben Kortlang

Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSTITUTIONAL VENTURE PARTNERS XV, L.P.

By:	Institutional Venture Management XV, LLC, its General Partner

By: /s/ Somesh Dash

Somesh Dash

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSTITUTIONAL VENTURE PARTNERS XV EXECUTIVE FUND, L.P.

By:	Institutional Venture Management XV, LLC, its General Partner

By: /s/ Somesh Dash

Somesh Dash

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INSTITUTIONAL VENTURE PARTNERS XVI, L.P.

By:	Institutional Venture Management Holdings XVI, LLC, its General Partner

By:	Institutional Venture Management XVI, LLC, its Manager

By: /s/ Somesh Dash

Somesh Dash

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INDEX VENTURES VII (JERSEY), L.P.

By:	Index Venture Associates VII Limited, its Managing General Partner

By: /s/ Nigel Greenwood

Nigel Greenwood

Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

INDEX VENTURES VII PARALLEL ENTREPRENEUR FUND (JERSEY), L.P.

By:	Index Venture Associates VII Limited, its Managing General Partner

By: /s/ Nigel Greenwood

Nigel Greenwood

Title: Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

YUCCA (JERSEY) SLP

By:	Intertrust Employee Benefit Services Limited as Authorized Signatory of Yucca (Jersey) SLP in its capacity as administrator of the Index Co Investment Scheme, its

By: /s/ Chris Gottard

Printed Name: Chris Gottard

Title:	Authorized Signatory – Intertrust Employee Benefit Services Limited

By: /s/ Carolyn Gates

Printed Name: Carolyn Gates

Title:	Authorized Signatory – Intertrust Employee Benefit Services Limited

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

ALARIC CAPITAL, L.P.

By: /s/ Anand Kishore

Anand Kishore

Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

SUZANNE BARAKAT

/s/ Suzanne Barakat

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

THE CHARLES YIM FAMILY TRUST

By: /s/ Charles Yim

Charles Yim

Title: Trustee

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

GEMINO CAPITAL LLC

By: /s/ Vivek Patel

Vivek Patel

Title: Managing Partner

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

GAM LSA PRIVATE SHARES (CAYMAN) MASTER FUND

By: /s/ Jonas Grankvist

Jonas Grankvist

Title: Managing Director, Liberty Street Advisors, Inc., its Delegate Manager

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

GOANNA CAPITAL STRUCTURED OPPORTUNITIES FUND LP

By: /s/ Robert Hilmer

Robert Hilmer

Title: Manager

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

COMMONFUND CAPITAL ENVIRONMENTAL SUSTAINABILITY PARTNERS 2020, L.P.

By:	Fairfield Partners XIII L.P., its general partner

By:	Fairfield Partners XIII GP LLC, its general partner

By:	Fairfield Partners Holdings II L.P., its sole member

By:	CF Private Equity, Inc., its general partner

By: /s/ Ethan Levine

Ethan Levine

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

COMMONFUND CAPITAL CO-INVESTMENT OPPORTUNITIES IV, L.P.

By:	Fairfield Partners XIV L.P., its general partner

By:	Fairfield Partners XIV GP LLC, its general partner

By:	Fairfield Partners Holdings II L.P., its sole member

By:	CF Private Equity, Inc., its general partner

By: /s/ Ethan Levine

Ethan Levine

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (DAPER I)

By: /s/ Brian Favat

Brian Favat

Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (LSVF)

By: /s/ Frank Brucato

Frank Brucato

Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

THE PRIVATE SHARES FUND

By: /s/ Jonas Grankvist

Jonas Grankvist

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

NEXT PLAY CAPITAL II, L.P.

By: /s/ John Ailanjian

John Ailanjian

Title: General Partner

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July11, 2025.

INVESTORS:

ROBERT BOSCH VENTURE CAPITAL GMBH

By: /s/ Philipp Rose

Philipp Rose

Title: Managing Director

By: /s/ Ingo Ramesohl

Ingo Ramesohl

Title: Managing Director

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

SUSTAINABLE CAPITAL LLC

By: /s/ Stuart Bernstein

Stuart Bernstein

Title: Managing Member

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 11, 2025.

INVESTORS:

FORMATION8 PARTNERS FUND I, L.P.

By:	Formation8 GP, LLC
Its General Partner

By: /s/ Ian M. Shannon

Ian M. Shannon

Title: Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 15, 2025.

INVESTORS:

AB EQUITY INVESTORS L.P.

By:	AB Equity Investors GP LLC, its general partner

By: /s/ Shishir Agrawal

Name: Shishir Agrawal

Title: Authorized Person

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 21, 2025.

INVESTORS:

FUND 1 S2023SM, LP
By: Fund GP, LLC its General Partner
By: Belltower Fund Group, Ltd., Agent

By: /s/ Joshua Cowdin

Joshua Cowdin

Title: Authorized Person

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of July 21, 2025.

INVESTORS:

CEP XIII HOLDINGS, L.P.

By:	CEP XIII Holdings GP, LLC, its general partner

By:	CFPE U.S. Private Equity Partners XIII, L.P., its sole member

By:	Fairfield Partners XV L.P., its general partner

By:	Fairfield Partners XV GP LLC, its general partner

By:	Fairfield Partners Holdings II L.P., its sole member

By:	CF Private Equity, Inc., its general partner

By: /s/ Ethan Levine

Ethan Levine

Title: Managing Director

SCHEDULE A
List of Investors

SCHEDULE B
List of Key Holders